April 27, 2001

Equitable Trust
1290 Avenue of the Americas
New York, New York 10104

Ladies and Gentlemen:

     In order to provide Equitable Trust (the "Trust") with initial capital (the "Initial Interest"), we hereby purchase from the Trust 25,000 shares of each class (Class A, Class B, Class C and Class Z) of the sole series of the Trust, Equitable Money Market Fund, at the price of $1.00 per share.

     We represent and warrant to the Trust that the shares of the Trust are being acquired for investment and not with a view to distribution thereof, and that we have no present intention to redeem or dispose of any of the shares.



                                   Very truly yours,


                                   THE EQUITABLE LIFE ASSURANCE SOCIETY
                                   OF THE UNITED STATES



                                   By:  /s/ Steven M. Joenk
                                       ------------------------------
                                   Name:  Steven M. Joenk
                                   Title: Senior Vice President